Exhibit 99.1

For Immediate Release

Contact:	Carl A. Florio President & CEO Timothy E. Blow Chief Financial Officer 518-828-4600

HUDSON RIVER BANCORP, INC. REPORTS
RECORD EARNINGS WITH 19% INCREASE IN
NET INCOME; ANNOUNCES 15% INCREASE IN
QUARTERLY DIVIDEND

        (Hudson, NY, July 17, 2003) -- Hudson River Bancorp, Inc. (Nasdaq: HRBT) announced today financial results for the quarter ended June 30, 2003. Net income for the quarter was $7.7 million, up 19% from the $6.4 million earned for the quarter ended June 30, 2002. Diluted earnings per share was $0.53, up 18% from the $0.45 earned for the same period in the prior year. The improvement in earnings is due to an increase in other operating income, primarily from mortgage refinance activity, and a decrease in other operating expenses, partially offset by a decrease in net interest income.

        The Company also announced that it has increased its quarterly cash dividend to $0.15 per share on its common stock, up 15% from its previous quarterly dividend. The dividend will be payable August 14, 2003 to shareholders of record on July 31, 2003.

        The Company’s return on average tangible equity was 16.06% for the quarter ended June 30, 2003, up from 15.73% for the same period in the prior year. The return on average equity was 11.71% for the quarter ended June 30, 2003, up from 10.92% for the same period in the prior year. Likewise, the return on average assets increased to 1.23%, for the quarter ended June 30, 2003, up from 1.04% for the quarter ended June 30, 2002. The Company’s net interest margin was 3.74% for the quarter ended June 30, 2003, down from 4.14% from the same period in the prior year. Lower market interest rates primarily contributed to the decrease in the net interest margin. The Company had total assets of $2.5 billion and total deposits of $1.8 billion at June 30, 2003.

        Hudson River Bancorp’s President and Chief Executive Officer, Carl A. Florio stated, “I am very pleased with our record earnings for the quarter. The Company has been successful in reducing expenses, evidenced in the reduction of other operating expenses by more than $1.0 million. Cost control will continue to be a point of focus for the Company. Additionally, our goal of increasing noninterest revenues was achieved in the first quarter, with an increase of $2.0 million over the same period a year ago. These initiatives help to offset the impact that declining rates have had, and will continue to have, on our net interest margin.” Florio concluded by stating, “The Company continues to execute strategies to enhance shareholder value, such as our recent announcement of a stock buyback and the increase in our dividend.”

        Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust and commercial services through its subsidiary, Hudson River Bank & Trust Company, and its 51 branch offices located throughout the Capital District area. Customers’ banking needs are served 24 hours a day through an extensive ATM network system and through the Company’s automated telephone banking system. The Company offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com.

        Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer- based requirements, the ability of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

        Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

(SEE COMPARATIVE UNAUDITED FINANCIAL RESULTS ATTACHED)

Hudson River Bancorp, Inc.

Consolidated Income Statements

	For the Three Months Ended June 30,		For the Years Ended March 31,
(In thousands, except share and per share data)	2003	2002	2003	2002

Interest income	$33,729	$39,651	$150,950	$134,128
Interest expense	11,985	15,676	56,366	57,361

Net interest income	21,744	23,975	94,584	76,767
Provision for loan losses	1,200	1,500	6,000	5,675

Net interest income after
provision for loan losses	20,544	22,475	88,584	71,092
Other operating income	5,524	3,538	17,256	11,406
Other operating expenses	14,241	15,310	60,883	49,179

Income before tax expense	11,827	10,703	44,957	33,319
Tax expense	4,173	4,262	17,103	13,790

Net income	$7,654	$6,441	$27,854	$19,529

Average Balances and Shares
Assets	$2,507,775	$2,493,030	$2,476,371	$1,901,888
Shareholders’ equity	262,936	236,502	245,860	225,002
Earning assets	2,340,418	2,323,592	2,313,965	1,790,232
Interest-bearing liabilities	2,027,289	2,056,463	2,023,093	1,528,331
Shares outstanding:
Basic	13,997,559	13,857,462	13,855,353	13,708,024
Diluted	14,412,501	14,328,596	14,311,224	14,110,792

Profitability Ratios
Basic earnings per share	$0.55	$0.46	$2.01	$1.42
Diluted earnings per share	$0.53	$0.45	$1.95	$1.38
Return on average assets (1)	1.23%	1.04%	1.12%	1.03%
Return on average equity (1)	11.71%	10.92%	11.33%	8.68%
Return on average tangible equity(1)	16.06%	15.73%	16.00%	10.62%
Dividend payout ratio	24.37%	22.14%	24.04%	25.38%
Net interest rate spread (1)	3.42%	3.78%	3.73%	3.74%
Net interest margin (1)	3.74%	4.14%	4.09%	4.29%
Efficiency ratio (2)	50.83%	55.00%	53.05%	51.81%
Expense ratio (2)	2.22%	2.43%	2.40%	2.40%

(1)	Annualized for the three month periods.

(2)	Ratio does not include other real estate owned and repossessed property expenses, net securities transactions and other intangibles amortization for each period and goodwill amortization for the year ended March 31, 2002.

Hudson River Bancorp, Inc.

Consolidated Balance Sheets

	Balances as of
	June 30,	March 31,
(In thousands, except share and per share data)	2003	2003	2002

Cash and due from banks	$71,234	$64,869	$43,738
Federal funds sold	260,200	303,300	176,759

Cash and cash equivalents	331,434	368,169	220,497

Securities available for sale, at fair value	427,401	341,524	223,450
Federal Home Loan Bank of New York stock, at cost	19,297	19,332	22,788
Loans	1,649,933	1,649,086	1,904,204
Allowance for loan losses	(38,854)	(38,276)	(36,572)

Net loans	1,611,079	1,610,810	1,867,632

Accrued interest receivable	9,257	9,634	11,537
Premises and equipment, net	28,118	28,447	29,215
Other real estate owned and repossessed property	924	834	1,252
Goodwill	65,304	65,304	65,127
Other intangible assets, net	5,752	6,021	7,233
Other assets	39,285	44,837	60,076

Total assets	$2,537,851	$2,494,912	$2,508,807

Deposits	1,831,365	1,798,373	1,768,363

Securities sold under agreements to repurchase	17,361	18,357	16,972
Long-term FHLB borrowings	385,867	386,628	450,656
Mortgagors’ escrow deposits	12,145	6,306	9,787
Other liabilities	26,690	27,005	32,112

Total liabilities	2,273,428	2,236,669	2,277,890
Total shareholders’ equity	264,423	258,243	230,917

Total liabilities and shareholders’ equity	$2,537,851	$2,494,912	$2,508,807

Share Information
Shares outstanding at period end	15,170,941	15,169,129	15,192,659
Book value per share at period end	$18.89	$18.43	$16.66
Book value per share, including unallocated ESOP shares
and unvested RRP shares	$17.43	$17.02	$15.20
Tangible book value per share at period end	$13.82	$13.34	$11.44
Tangible book value per share, including unallocated
ESOP shares and unvested RRP shares	$12.75	$12.32	$10.44
Closing market price at period end	$27.92	$22.98	$24.13

Asset Quality
Nonperforming loans	$22,010	$20,151	$17,971
OREO and repossessed property	924	834	1,252

Total nonperforming assets	$22,934	$20,985	$19,223

Nonperforming loans to total loans	1.33%	1.22%	0.94%
Nonperforming assets to total assets	0.90%	0.84%	0.77%
Allowance for loan losses to:
Total loans	2.35%	2.32%	1.92%
Nonperforming loans	176.53%	189.95%	203.51%